Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Jack McCarthy, InvestorRelations@vailresorts.com
Media: Sara Olson, News@vailresorts.com
Vail Resorts Reports Fiscal 2025 Fourth Quarter and Full Year Results and Provides Fiscal 2026 Outlook
    BROOMFIELD, Colo. - September 29, 2025 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the fourth quarter and fiscal year ended July 31, 2025 and reported season-to-date pass product sales through September 19, 2025. Vail Resorts also provided its outlook for the fiscal year ending July 31, 2026, declared a dividend payable in October 2025, and announced the share repurchases completed during the quarter.
Highlights
•Net income attributable to Vail Resorts, Inc. was $280.0 million for fiscal 2025 compared to net income attributable to Vail Resorts, Inc. of $231.1 million for fiscal 2024.
•Resort Reported EBITDA was $844.1 million for fiscal 2025, which included $15.2 million of one-time costs related to the previously announced two-year resource efficiency transformation plan, $8.1 million of one-time costs related to the Company’s previously announced Chief Executive Officer (“CEO”) transition, and $1.2 million of acquisition and integration related expenses. Resort Reported EBITDA was $825.1 million for fiscal 2024.
•Pass product sales through September 19, 2025 for the upcoming 2025/2026 North American ski season decreased approximately 3% in units and increased approximately 1% in sales dollars as compared to the prior year period through September 20, 2024. Pass product sales are adjusted to eliminate the impact of changes in foreign currency exchange rates by applying current U.S. dollar exchange rates to both current period and prior period sales for Whistler Blackcomb.

•The Company provided its outlook for fiscal 2026 and expects net income attributable to Vail Resorts, Inc. to be between $201 million and $276 million and Resort Reported EBITDA to be between $842 million and $898 million, which includes an estimated $14 million of one-time costs in support of the Company’s resource efficiency transformation plan.
•The Company’s Board of Directors declared a quarterly cash dividend of $2.22 per share of Vail Resorts’ common stock that will be payable on October 27, 2025 to shareholders of record as of October 9, 2025. In addition, the Company repurchased approximately 1.29 million shares during the quarter at an average price of approximately $156 per share for a total of $200 million. For the full fiscal year, the Company repurchased approximately 1.69 million shares, or 4.5% of shares outstanding as of the beginning of fiscal 2025, at an average price of approximately $163 per share for a total of $270 million.
•On July 2, 2025, the Company completed an offering of $500 million aggregate principal amount of 5.625% Senior Notes due 2030. The Company used a portion of the proceeds from the offering to repay borrowings under its revolving credit facility incurred to fund the repurchase of $200 million of its outstanding shares of common stock completed in June 2025 and to fund off-season liquidity. The Company intends to use the remaining proceeds, together with its available liquidity, including the U.S. delayed draw term loan availability for the repurchase or repayment of a portion of its outstanding 0.00% Convertible Senior Notes due 2026 at or prior to their maturity on January 1, 2026.
Commenting on the Company’s fiscal 2025 results, Rob Katz, Chief Executive Officer, said, “The Company achieved 2% growth in Resort Reported EBITDA despite total skier visits declining 3% across our North American destination mountain resorts and regional ski areas versus the prior year. Visitation reflects the benefit of improved conditions in the second quarter relative to the prior year, offset by the expected decline in visitation from selling fewer pass units for the 2024/2025 North American ski season. For the full year, Resort net revenue increased 3% driven by a 4% increase in season pass revenue and increased ancillary spend per guest across our ski school and dining businesses. Resort Reported EBITDA for fiscal 2025 also reflects strong cost discipline, including $37 million of savings from the resource efficiency transformation plan before one-time costs. The Company’s full year Resort Reported EBITDA growth is partially offset by $14 million of increased costs from company-wide performance-based management incentive plan expense that was not earned in the prior year, $15 million of one-time costs related to the two-year resource efficiency transformation plan, $8 million of one-time costs related to the Company’s previously announced CEO transition, and $5 million unfavorable EBITDA impact from changes in foreign exchange rates relative to the prior year. Excluding these impacts and removing the impact of Crans-Montana operating results and acquisition, closing, and integration expenses in both periods, Resort Reported EBITDA increased approximately 6%

compared to the prior year, despite the decline in total skier visits across our North American resorts versus the prior year, highlighting strong cost discipline and the impacts of the resource efficiency transformation plan.”
Regarding the Company’s fiscal 2025 fourth quarter results, Katz said, “Our fiscal fourth quarter historically operates at a loss, given that our North American and European mountain resorts are generally not open for ski season operations during the period. The quarter's results were primarily driven by winter operating results from our Australian resorts and our North American and European resorts' summer activities, dining, retail/rental and lodging operations, and administrative expenses. Fourth quarter Resort Reported EBITDA decreased 8% versus prior year primarily driven by $8 million of costs related to the Company’s previously announced CEO transition, $5 million of one-time costs related to the Company’s resource efficiency transformation plan, and $1 million unfavorable EBITDA impact from changes in foreign exchange rates. We are pleased with the demand across our North American and European summer operations during the fourth quarter, which was in line with our expectations. In Australia, we are encouraged by the improved visitation relative to prior year, which was supported by improved weather conditions and the growth in pass sales for the 2025 Australian winter season, benefitting from the introduction of the Epic Australia Day Pass.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-K for the fiscal year ended July 31, 2025, which was filed today with the Securities and Exchange Commission. The discussion of operating results below compares the results for the fiscal year ended July 31, 2025 to the fiscal year ended July 31, 2024, unless otherwise noted. The following are segment highlights:
Mountain Segment
•Total lift revenue increased $60.4 million, or 4.2%, compared to the prior year, to $1,503.2 million, which was primarily due to an increase in pass product revenue of 4.2%, primarily driven by an increase in pass pricing for the 2024/2025 North American ski season. Non-pass product lift revenue increased 4.2% compared to the prior year as a result of an increase in non-pass effective ticket price (“ETP”) (excluding Crans-Montana) of 5.1% and incremental non-pass revenue from Crans-Montana of $15.4 million, partially offset by a reduction in non-pass visitation (excluding Crans-Montana).
•Ski school revenue increased $5.3 million, or 1.7%, driven by increased lesson pricing and incremental revenue from Crans-Montana, partially offset by decreased skier visitation.

•Dining revenue increased $13.3 million, or 5.9%, driven by incremental revenue from Crans-Montana and increased guest spend per visit, partially offset by decreased skier visitation.
•Retail/rental revenue decreased $14.7 million, or 4.6%, for which retail revenues decreased $11.7 million, or 6.4%, driven by lower sales at our on-mountain retail locations, and rental revenues decreased $3.0 million, or 2.2%, driven by decreased skier visitation.
•Operating expense increased $69.1 million, or 4.0%, which was primarily attributable to increased variable expenses associated with increased revenue and incremental operating expenses from Crans-Montana.
•Mountain Reported EBITDA increased $19.3 million, or 2.4%, compared to the prior year, which includes $29.6 million of stock-based compensation expense compared to $23.2 million in the prior year. The increase in stock-based compensation was primarily driven by accelerated vesting of awards associated with the CEO transition. Mountain segment results also include the impact of one-time expenses attributable to the Company’s resource efficiency transformation plan of $14.9 million, one-time expenses attributable to the CEO transition of $6.8 million and acquisition and integration related expenses of $1.2 million and $8.0 million in 2025 and 2024, respectively.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) was $319.7 million or approximately flat compared to the prior year, primarily due to increased summer visitation and demand for summer lodging at our North American resort properties, including the Grand Teton Lodge Company, offset by lower revenue during winter at our managed condominium rooms due to lower ADR during the peak holiday period and a net reduction in our inventory of available managed condominium rooms proximate to our mountain resorts.
•Lodging Reported EBITDA decreased $0.2 million, or 1.0% compared to the prior year, which includes $4.0 million of stock-based compensation expense compared to $3.3 million in the prior year. Lodging segment results also include the impact of one-time expenses attributable to our resource efficiency transformation plan of $1.6 million and one-time expenses attributable to the CEO transition of $1.3 million.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $2,963.9 million, an increase of $83.4 million as compared to Resort net revenue of $2,880.5 million in the prior year.
•Resort Reported EBITDA was $844.1 million, an increase of $19.0 million, or 2.3%, compared to the prior year, which includes the impact of one-time expenses attributable to our resource efficiency transformation plan of $15.2 million, one-time expenses attributable to the CEO transition of $8.1 million and acquisition and integration related expenses of $1.2 million in 2025 and $8.0 million of integration expenses in 2024.
Real Estate Segment
•Real Estate Reported EBITDA increased $17.2 million compared to the prior year, which includes a gain on sale of real property for $16.5 million related to our East Vail property and a gain on sale of real property for $8.5 million related to the sale of three real estate parcels in Breckenridge, Colorado.
Total Performance
•Total net revenue increased $79.2 million, or 2.7%, to $2,964.3 million as compared to the prior year.
•Net income attributable to Vail Resorts, Inc. was $280.0 million, or $7.53 per diluted share compared to net income attributable to Vail Resorts, Inc. of $231.1 million, or $6.09 per diluted share, in the prior year.
Remarking on the overall business performance, Katz said, “The results from this past season were below expectations and our season-to-date pass sales growth has been limited. We recognize that we are not yet delivering on the full growth potential that we expect from this business, in particular on revenue growth, in both this past season and in our projected guidance for fiscal year 2026. However, we are confident that we are well positioned to return to higher growth in fiscal year 2027 and beyond.
“Our approach to engaging with guests has not kept pace with shifting consumer behaviors and as a result, we have not been able to fully capitalize on our competitive advantages or adapted our execution appropriately to respond to shifting dynamics. While email was for many years our most effective channel, its impact has declined significantly in recent years, and we’ve been slow to shift to new and emerging marketing channels. We also believe we need to shift more focus to marketing our lift ticket business, which has not received the same level of focus, creativity, and resources as pass penetration increased. Finally, we see tremendous opportunity to continue to enhance the My Epic App, which is already effectively driving mobile engagement, with native commerce and key payment integrations to increase guest purchase conversion.
“We are fully committed to executing a multi-year strategy that unlocks the full potential of our business. This strategy is rooted in leveraging our strong competitive advantages to drive sustained, profitable growth. We own and operate 42 resorts with unmatched scale, brand strength, and direct access to guest data across all lines of business. This enables us to optimize marketing, product, and pricing strategies across lift tickets and passes, and to invest in the highest return opportunities across our network. Our integrated model also positions us to capitalize on emerging technologies that are defining the current marketing environment to drive sustained, profitable growth across lift revenue, as well as ancillary revenue, which will continue to be a focus for the Company.
“Our immediate priority is increasing guest visitation to our resorts, which is essential to driving growth in revenue and free cash flow. Consistent with our long-standing focus on delivering exceptional guest experiences, we will continue to invest in our resorts and our employees. At the same time, we are taking decisive steps that we believe will rebuild lift ticket visitation, evolve our guest engagement approach to better reach and convert guests, and reaccelerate growth of our pass program. These steps are critical to strengthening our long-term financial performance.
“On the first item, we are focused on rebuilding lift ticket visitation, an essential driver of revenue and long-term growth. We are strategically enhancing lift ticket offerings, pricing strategies, and our marketing approach aimed at bringing in new guests to our resorts in ways that complement our pass program. In August, we introduced Epic Friend Tickets, a new benefit for 2025/2026 Epic Pass holders giving them the ability to share discounted lift tickets with family and friends. In addition to celebrating the social side of skiing and riding, we anticipate this benefit will drive lift ticket sales for new guests to join their friends or family at our resorts at an attractive value. The full value of the ticket can be applied towards a future pass purchase, which we expect to be a powerful tool for future pass conversion. As an additional step to drive increased guest visitation, we are evolving our lift ticket pricing strategy with more targeted adjustments by resort and by time period. This allows us to balance guest access and value while optimizing demand, particularly in off-peak periods, without compromising the strength of our pass program. We are also increasing our media investment with a focus on top of funnel awareness of our resorts, to help us reach new audiences and drive incremental visitation throughout the winter, while we continue to innovate our lift ticket product offerings for the upcoming ski season. Beyond the expected immediate impact on visitation, lift ticket guests represent a high-conversion population for future pass sales, which supports our pass growth in fiscal year 2027 and beyond.
“We are also evolving our guest engagement strategy to better connect with skiers and riders and drive stronger performance. Our focus is to broaden our reach and modernize how we engage across channels. We plan to increase our exposure within digital and social platforms, and expand our influencer partnerships. This shift will allow us to reach guests where they are, and to fully utilize our guest data to create content that resonates and drives action. In addition, we are also aiming to elevate the individual brands of our resorts by tapping into the emotional connection guests have with our unique destinations. We believe this is an important differentiator in a competitive landscape.
“In addition to increasing guest visitation and evolving our guest engagement strategy, we continue to see meaningful opportunities to expand advance commitment and grow our pass business. The pass price reset ahead of the 2021/2022 season exceeded expectations in the initial years, and despite some modest declines recently, pass units are expected to be up over 50%

in fiscal 2026 compared to fiscal 2021. This growth in our pass program has significantly strengthened our financial resilience and stability.
“To further support the expansion of our pass business, we are focused on driving long-term guest loyalty by ensuring we optimize the pass offering and continue to drive retention and conversion of new guests to the program. To that end, Epic Friend Tickets are expected to drive lift ticket visitation as outlined above, while also serving as a new benefit for unlimited pass holders. We are also investing in personalized media and influencer channels to better target and convert prospective pass holders. Looking ahead to fiscal 2027, we will be evaluating all aspects of our pass portfolio, including the product offerings, pricing, and benefits, in conjunction with our lift ticket products and pricing, with a focus on driving conversion to our highest-value, highest-frequency products and optimizing our overall lift access revenue growth.
“Finally, we will continue to invest in our people and our resorts to ensure we are delivering an Experience of a Lifetime. We are uniquely positioned to capitalize on investments in new technologies and processes that make it easier for our guests to engage with each aspect of the physical and digital experience we provide. We expect these efforts will drive both more value for our guests and revenue opportunities for the Company.
“Vail Resorts has delivered incredible stability and has an extraordinary foundation to execute on these opportunities to generate stronger long-term sustainable growth. We have irreplaceable resorts, an owned and operated business model and robust data infrastructure that we believe enables a sophisticated approach to product and pricing decisions across our resorts. We continue to execute against our growth strategies of growing the subscription model, unlocking ancillary, transforming resource efficiency, differentiating the guest experience, and expanding the resort network. In addition, we believe we have a resilient business model with demonstrated financial stability and strong free cash flow generation, and a track record of disciplined capital allocation and consistent innovation. Coupled with our passionate and talented teams, we believe we are well positioned to succeed in the future. The changes we are making in how we engage with guests to drive visitation and loyalty, combined with inherent strength of our business model, provide us confidence in our ability to deliver long-term sustainable growth and long-term value for our shareholders, our guests, our communities, and our employees in the years ahead.”
Season Pass Sales
Pass product sales through September 19, 2025 for the upcoming North American ski season decreased approximately 3% in units and increased approximately 1% in sales dollars as compared to the prior year period through September 20, 2024. Pass sales dollars are benefiting from the 7% price increase relative to the 2024/2025 season, partially offset by the mix impact from the relative performance of Epic Day Pass products compared to Core Epic Pass products. Pass product sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.72 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.
Commenting on the Company’s season pass sales for the upcoming North American ski season, Katz said, “Season to date through September 19, 2025, pass trends were generally consistent with the spring selling period, with the decline in units driven by less tenured renewing guests, those that had a pass for just one year, and fewer new passholders. Renewals are up for more loyal passholders, those guests that have had a pass for more than one year. As we enter the final period for season pass sales, we expect our December 2025 season to date growth rates compared to the prior year to be relatively consistent with our September 2025 season to date growth rates. As noted above, we continue to see long-term opportunity to further expand the reach of our pass program.”
Resource Efficiency Transformation Plan
Regarding the Company’s resource efficiency transformation plan, Katz said, “Vail Resorts is on track to achieve its two-year resource efficiency transformation plan, which was announced in September 2024. The transformation plan is designed to improve organizational effectiveness and scale for operating leverage as the Company grows. Through the three pillars of scaled operations, global shared services, and expanded workforce management, the Company outlined a multi-year plan to generate $100 million in annualized cost efficiencies by the end of its 2026 fiscal year. In fiscal 2025, we delivered approximately $37 million of efficiencies before one-time operating expenses, including $10 million of efficiencies that were accelerated from the original fiscal year 2026 plan. In fiscal 2026, we now expect to deliver approximately $75 million of efficiencies before one-time operating expenses, which is $8 million above the original plan. In fiscal 2026, we expect the efficiencies to be partially offset by one-time operating expenses of approximately $14 million. With the progress made to date and our continued focus in this area, we now anticipate realizing cost efficiencies in excess of the original $100 million annualized cost efficiency target in fiscal 2027 and we will provide more details on this in March 2026.”
Guidance
The Company is providing its initial guidance for the year ending July 31, 2026 and expects net income attributable to Vail Resorts, Inc. to be between $201 million and $276 million for fiscal 2026. The Company expects Resort Reported EBITDA for fiscal 2026 to be between $842 million and $898 million, including an estimated $14 million in one-time costs related to the multi-year resource efficiency transformation plan. Compared to fiscal 2025, fiscal 2026 guidance assumes growth from price increases and ancillary capture, as well as the assumed benefit of approximately $38 million in incremental efficiencies related to the resource efficiency transformation plan and $9 million of Resort Reported EBITDA growth related to the assumed return to normal weather conditions in Australia in the first quarter of fiscal 2026, partially offset by lower pass unit sales, which are expected to have a negative impact on skier visits relative to the prior year, and cost inflation. At the midpoint, the guidance implies an estimated Resort EBITDA Margin for fiscal 2026 to be approximately 28.8% or 29.3% excluding one-time costs from the resource efficiency transformation plan.
The guidance is based on certain assumptions, including a continuation of the current economic environment, and normal weather conditions for the 2025/2026 North American and European ski season and the 2025 and 2026 Australian ski seasons. The guidance assumes an exchange rate of $0.72 between the Canadian dollar and U.S. dollar related to the operations of Whistler Blackcomb in Canada, an exchange rate of $0.66 between the Australian dollar and U.S. dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and an exchange rate of $1.25 between the Swiss franc and U.S. dollar related to the operations of Andermatt-Sedrun and Crans-Montana in Switzerland, and does not include any potential impacts related to future fluctuations in foreign currency exchange rates, which may be impacted by tariffs, trade disputes, or other factors.
The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2026 for Total Reported EBITDA (after stock-based compensation expense) and reconciles net income attributable to Vail Resorts, Inc. guidance to such Total Reported EBITDA guidance.

	Fiscal 2026 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2026 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$201,000	$276,000
Net income attributable to noncontrolling interests	25,000	19,000
Net income	226,000	295,000
Provision for income taxes (1)	79,000	104,000
Income before income taxes	305,000	399,000
Depreciation and amortization	307,000	291,000
Interest expense, net	210,000	202,000
Other (2)	22,000	14,000
Total Reported EBITDA	$844,000	$906,000

Mountain Reported EBITDA (3)	$820,000	$874,000
Lodging Reported EBITDA (4)	18,000	28,000
Resort Reported EBITDA (5)	842,000	898,000
Real Estate Reported EBITDA	2,000	8,000
Total Reported EBITDA	$844,000	$906,000

(1) The provision for income taxes may be impacted by increased or decreased tax benefits relative to what’s been recorded in our financial statements to date, primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could be materially different given fluctuations in our stock price and timing of exercises.

(2) Our guidance includes certain forward looking known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any forward looking change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material.

(3) Mountain Reported EBITDA also includes approximately $24 million of stock-based compensation for the year ending July 31, 2026.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation for the year ending July 31, 2026.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.72 between the Canadian dollar and U.S. dollar, related to the operations of Whistler Blackcomb in Canada; an exchange rate of $0.66 between the Australian dollar and U.S. dollar, related to the operations of our Australian ski areas; and an exchange rate of $1.25 between the Swiss franc and U.S. dollar, related to the operations of Andermatt-Sedrun and Crans-Montana in Switzerland.

Liquidity and Return of Capital
As of July 31, 2025, the Company’s total liquidity as measured by total cash plus revolver availability and delayed draw term loan availability was approximately $1.4 billion. This includes $440 million of cash on hand, $508 million of U.S. revolver availability and $275 million of U.S. delayed draw term loan availability under the Vail Holdings Credit Agreement, and $214 million of revolver availability under the Whistler Credit Agreement. Subsequent to July 31, 2025, the Company amended its Whistler Credit Agreement, including extending the maturity date to September 24, 2030. In connection with the extension, the size of the Whistler Credit Agreement was reduced from $300 million Canadian dollars to $250 million Canadian dollars. As of July 31, 2025, the Company’s Net Debt was 3.2 times its trailing twelve months Total Reported EBITDA.
On July 2, 2025 the Company completed an offering of $500 million aggregate principal amount of 5.625% Senior Notes due 2030. The Company used a portion of the proceeds from the offering to repay borrowings under its revolving credit facility incurred to fund off-season liquidity and the repurchase of $200 million of its outstanding shares of common stock completed in June 2025. Additionally, it intends to use the remaining proceeds, together with its available liquidity, including the U.S. delayed draw term loan availability, for the repurchase or repayment of its outstanding 0.00% Convertible Senior Notes due 2026 at or prior to their maturity on January 1, 2026.
Regarding the return of capital to shareholders, the Company declared a quarterly cash dividend on Vail Resorts’ common stock of $2.22 per share. The dividend will be payable on October 27, 2025 to shareholders of record as of October 9, 2025. In addition, the Company repurchased approximately 1.29 million shares during the quarter at an average price of approximately $156 per share for a total of $200 million. For the full fiscal year, the Company repurchased approximately 1.69 million shares, or 4.5% of shares outstanding as of the beginning of fiscal 2025, at an average price of approximately $163 per share for a total of $270 million. The Company has 1.5 million shares remaining under its authorization for share repurchases.
Commenting on capital allocation, Katz said, “We remain committed to a disciplined and balanced approach as stewards of our shareholders’ capital. We continue to prioritize investments that enhance our guest and employee experience, provide high-return capital projects, and enable strategic acquisition opportunities. After these priorities, we focus on returning excess capital to shareholders. In the current environment, the Company looks to balance its approach between share repurchases and dividends. The current dividend level reflects the strong cash flow generation of the business with any future growth in the dividend dependent on a material increase in future cash flows and the Company also maintains an opportunistic approach to share repurchases based on the value of the shares.”
Capital Investments

Regarding calendar year 2025 capital expenditures, as previously announced, the Company expects its capital plan to be approximately $198 million to $203 million in core capital, before $46 million of growth capital investments at its European resorts, comprised of $43 million at Andermatt-Sedrun and $3 million at Crans-Montana, and $5 million of real estate related capital projects to complete multi-year transformational investments at the key base area portals of Breckenridge Peak 8 and Keystone River Run, and planning investments to support the development of the West Lionshead area into a fourth base village at Vail Mountain. Including European growth capital investments and real estate related capital, the Company plans to invest approximately $249 million to $254 million in calendar year 2025. Key capital investments include the multi-year transformational investment plans at Park City Mountain, which includes the new Sunrise gondola out of the Canyons base area, along with beginner terrain improvements and restaurant upgrades, in addition to the investments at Andermatt-Sedrun and a six-pack lift at Perisher, new functionality for the My Epic App, more advanced AI capabilities for My Epic Assistant, and technology investments across the Company’s ancillary businesses.
Regarding calendar year 2026 capital expenditures, Katz said, “In addition to this year’s significant investments, we are pleased to highlight some select projects from our calendar year 2026 capital plan, with the full capital investment announcement planned for December 2025, including a core capital plan consistent with the Company’s long-term capital guidance. At Park City Mountain, we plan to continue the multi-year investment in the Canyons base area by replacing and upgrading the Cabriolet lift with a new 10-passenger gondola in partnership with the Canyons Village Management Association. This new gondola will provide an upgraded arrival experience to the resort and complement the Canyons Village Parking Garage, a new covered parking structure with over 1,800 spaces being developed by TCFC, the master developer of the Canyons Village. In addition, we plan to re-submit for permits to replace the Eagle and Silverlode lifts at Park City Mountain to continue our investment in the on-mountain experience, which if approved, would be upgraded for the 2027/2028 North American ski season. At Vail Mountain, we plan to renovate guestrooms at the Lodge at Vail. This project follows the successful lodging investment at the Arrabelle at Vail Square in calendar year 2025. In addition, to further enhance the guest experience across our resorts, we plan to invest in additional new functionality for the My Epic App, including new in-app commerce functionality, along with technology investments to enhance our ski and ride school and My Epic Gear guest experience. These projects are subject to approvals.”
Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 267-6316 (U.S. and Canada) or +1 (203) 518-9783 (international). The conference ID is MTNQ425. A replay of the conference call will be available two hours following the conclusion of the conference call through October 6, 2025, at 11:59 p.m. eastern time. To access the replay, dial (800) 839-6803 (U.S. and Canada) or +1 (402) 220-6056 (international). The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun and Crans-Montana Mountain Resort in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2026 and calendar year 2025 and 2026 performance and the assumptions related thereto, including, but not limited to, our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; expectations related to our season pass products; our expectations regarding our ancillary lines of business; capital investment projects; our calendar year 2025 and 2026 capital plans; expectations and anticipated benefits of our capital structure; and our expectations regarding our resource efficiency transformation plan. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to risks related to a prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries and our business and results of operations; risks associated with the effects of high or prolonged inflation, elevated interest rates and financial institution disruptions; unfavorable weather conditions or the impact of climate change, natural disasters or other events; the ultimate amount of refunds that we could be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; the willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or public health emergencies, and the cost and availability of travel options and changing consumer preferences, discretionary spending habits; risks related to travel and airline disruptions, and other adverse impacts on the ability of our guests to travel; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; our ability to acquire, develop and implement relevant technology offerings for customers and partners; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures, or accurately identify the need for, or anticipate the timing of certain capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to resource efficiency transformation initiatives; risks related to federal, state, local and foreign government laws, rules and regulations, including environmental and health and safety laws and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; our ability to successfully launch and promote adoption of new products, technology, services and programs; risks related to our workforce, including increased labor costs, loss of key personnel and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; our ability to successfully integrate acquired businesses, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets, including Europe, or that acquired businesses may fail to perform in accordance with expectations; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; risks related to scrutiny and changing expectations regarding our sustainability practices and reporting; risks associated with international operations, including fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future litigation and legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2024, which was filed on September 26, 2024.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2025	2024 (1)	2025 (1)	2024 (1)
Net revenue:
Mountain and Lodging services and other	$205,738	$201,721	$2,464,910	$2,388,227
Mountain and Lodging retail and dining	65,465	63,579	499,002	492,260
Resort net revenue	271,203	265,300	2,963,912	2,880,487
Real Estate	86	86	435	4,704
Total net revenue	271,289	265,386	2,964,347	2,885,191
Segment operating expense:
Mountain and Lodging operating expense	262,983	257,441	1,507,993	1,458,369
Mountain and Lodging retail and dining cost of products sold	25,824	27,031	181,988	188,054
General and administrative	106,306	95,074	433,714	410,027
Resort operating expense	395,113	379,546	2,123,695	2,056,450
Real Estate operating expense	1,302	1,399	6,213	9,514
Total segment operating expense	396,415	380,945	2,129,908	2,065,964
Other operating (expense) income:
Depreciation and amortization	(77,079)	(72,825)	(296,437)	(279,073)
Gain on sale of real property	—	—	24,404	6,285
Change in fair value of contingent consideration	(5,300)	(5,000)	(9,379)	(47,957)
Gain (loss) on disposal of fixed assets and other, net	3,902	(6,261)	6,933	(9,633)
(Loss) income from operations	(203,603)	(199,645)	559,960	488,849
Interest expense, net	(45,789)	(41,314)	(171,628)	(164,599)
Mountain equity investment income (loss), net	357	(320)	3,919	1,053
Investment income and other, net	1,458	4,949	10,126	18,592
Foreign currency (loss) gain on intercompany loans	(33)	90	20	(4,140)
(Loss) income before benefit from (provision for) income taxes	(247,610)	(236,240)	402,397	339,755
Benefit from (provision for) income taxes	54,703	53,189	(104,421)	(92,776)
Net (loss) income	(192,907)	(183,051)	297,976	246,979
Net loss (income) attributable to noncontrolling interests	7,447	6,485	(17,972)	(15,874)
Net (loss) income attributable to Vail Resorts, Inc.	$(185,460)	$(176,566)	$280,004	$231,105
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(5.08)	$(4.70)	$7.54	$6.10
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(5.08)	$(4.70)	$7.53	$6.09
Cash dividends declared per share	$2.22	$2.22	$8.88	$8.56
Weighted average shares outstanding:
Basic	36,524	37,548	37,155	37,868
Diluted	36,524	37,548	37,204	37,957

(1) Reflects the impact of immaterial revisions to the financial statements

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations - Other Data
(In thousands)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2025	2024	2025	2024
Other Data:
Mountain Reported EBITDA	$(127,650)	$(117,330)	$821,341	$802,072
Lodging Reported EBITDA	4,097	2,764	22,795	23,018
Resort Reported EBITDA	(123,553)	(114,566)	844,136	825,090
Real Estate Reported EBITDA	(1,216)	(1,313)	18,626	1,475
Total Reported EBITDA	$(124,769)	$(115,879)	$862,762	$826,565
Mountain stock-based compensation	$11,208	$5,685	$29,632	$23,234
Lodging stock-based compensation	1,439	809	4,004	3,349
Resort stock-based compensation	12,647	6,494	33,636	26,583
Real Estate stock-based compensation	130	58	326	220
Total stock-based compensation	$12,777	$6,552	$33,962	$26,803

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2025	2024	(Decrease)	2025	2024	(Decrease)
Net Mountain revenue:
Lift	$47,587	$48,258	(1.4)%	$1,503,187	$1,442,784	4.2%
Ski school	9,772	9,493	2.9%	309,863	304,548	1.7%
Dining	18,393	17,964	2.4%	240,900	227,572	5.9%
Retail/rental	24,087	24,304	(0.9)%	302,450	317,196	(4.6)%
Other	81,095	75,857	6.9%	273,473	252,270	8.4%
Total Mountain net revenue	180,934	175,876	2.9%	2,629,873	2,544,370	3.4%
Mountain operating expense:
Labor and labor-related benefits	121,592	119,900	1.4%	760,955	731,153	4.1%
Retail cost of sales	11,168	11,427	(2.3)%	97,289	107,093	(9.2)%
Resort related fees	4,500	5,905	(23.8)%	111,830	110,113	1.6%
General and administrative	91,816	81,298	12.9%	373,404	350,788	6.4%
Other	79,865	74,356	7.4%	468,973	444,204	5.6%
Total Mountain operating expense	308,941	292,886	5.5%	1,812,451	1,743,351	4.0%
Mountain equity investment income (loss), net	357	(320)	211.6%	3,919	1,053	272.2%
Mountain Reported EBITDA	$(127,650)	$(117,330)	(8.8)%	$821,341	$802,072	2.4%

Total skier visits	753	699	7.7%	17,665	17,564	0.6%
ETP	$63.20	$69.04	(8.5)%	$85.09	$82.14	3.6%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2025	2024	(Decrease)	2025	2024	(Decrease)
Lodging net revenue:
Owned hotel rooms	$31,566	$30,239	4.4%	$88,184	$83,977	5.0%
Managed condominium rooms	10,112	10,498	(3.7)%	81,525	86,199	(5.4)%
Dining	17,798	17,081	4.2%	66,374	63,255	4.9%
Transportation	1,069	1,249	(14.4)%	14,853	16,309	(8.9)%
Golf	7,877	7,181	9.7%	16,008	13,722	16.7%
Other	18,696	19,668	(4.9)%	52,805	56,368	(6.3)%
	87,118	85,916	1.4%	319,749	319,830	—%
Payroll cost reimbursements	3,151	3,508	(10.2)%	14,290	16,287	(12.3)%
Total Lodging net revenue	90,269	89,424	0.9%	334,039	336,117	(0.6)%
Lodging operating expense:
Labor and labor-related benefits	37,196	37,362	(0.4)%	138,041	139,840	(1.3)%
General and administrative	14,490	13,776	5.2%	60,310	59,239	1.8%
Other	31,335	32,014	(2.1)%	98,603	97,733	0.9%
	83,021	83,152	(0.2)%	296,954	296,812	—%
Reimbursed payroll costs	3,151	3,508	(10.2)%	14,290	16,287	(12.3)%
Total Lodging operating expense	86,172	86,660	(0.6)%	311,244	313,099	(0.6)%
Lodging Reported EBITDA	$4,097	$2,764	48.2%	$22,795	$23,018	(1.0)%

Owned hotel statistics:
ADR	$331.06	$317.21	4.4%	$325.65	$317.65	2.5%
RevPAR	$185.37	$175.22	5.8%	$170.70	$161.82	5.5%
Managed condominium statistics:
ADR	$261.91	$260.89	0.4%	$413.47	$424.13	(2.5)%
RevPAR	$48.62	$46.30	5.0%	$116.70	$118.91	(1.9)%
Owned hotel and managed condominium statistics (combined):
ADR	$302.75	$294.21	2.9%	$376.95	$381.60	(1.2)%
RevPAR	$93.00	$87.25	6.6%	$131.55	$130.41	0.9%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2025	2024
Total Vail Resorts, Inc. stockholders’ equity	$424,499	$709,932
Long-term debt, net	2,594,765	2,731,492
Long-term debt due within one year	599,509	59,314
Total debt	3,194,274	2,790,806
Less: cash and cash equivalents	440,290	322,827
Net debt	$2,753,984	$2,467,979

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net (loss) income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and twelve months ended July 31, 2025 and 2024.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2025	2024 (2)	2025 (2)	2024 (2)
Net (loss) income attributable to Vail Resorts, Inc.	$(185,460)	$(176,566)	$280,004	$231,105
Net (loss) income attributable to noncontrolling interests	(7,447)	(6,485)	17,972	15,874
Net (loss) income	(192,907)	(183,051)	297,976	246,979
(Benefit from) provision for income taxes	(54,703)	(53,189)	104,421	92,776
(Loss) income before (benefit from) provision for income taxes	(247,610)	(236,240)	402,397	339,755
Depreciation and amortization	77,079	72,825	296,437	279,073
(Gain) loss on disposal of fixed assets and other, net	(3,902)	6,261	(6,933)	9,633
Change in fair value of contingent consideration	5,300	5,000	9,379	47,957
Investment income and other, net	(1,458)	(4,949)	(10,126)	(18,592)
Foreign currency loss (gain) on intercompany loans	33	(90)	(20)	4,140
Interest expense, net	45,789	41,314	171,628	164,599
Total Reported EBITDA	$(124,769)	$(115,879)	$862,762	$826,565

Mountain Reported EBITDA	$(127,650)	$(117,330)	$821,341	$802,072
Lodging Reported EBITDA	4,097	2,764	22,795	23,018
Resort Reported EBITDA (1)	(123,553)	(114,566)	$844,136	$825,090
Real Estate Reported EBITDA	(1,216)	(1,313)	18,626	1,475
Total Reported EBITDA	$(124,769)	$(115,879)	$862,762	$826,565

(1) Resort represents the sum of Mountain and Lodging
(2) Reflects the impact of immaterial revisions to the financial statements

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2025.

(In thousands) (Unaudited) (As of July 31, 2025)
Long-term debt, net	$2,594,765
Long-term debt due within one year	599,509
Total debt	3,194,274
Less: cash and cash equivalents	440,290
Net debt	$2,753,984
Net debt to Total Reported EBITDA	3.2 x
The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2025 and 2024.

	(In thousands) (Unaudited) Three Months Ended July 31,		(In thousands) (Unaudited) Twelve Months Ended July 31,
	2025	2024	2025	2024
Real Estate Reported EBITDA	$(1,216)	$(1,313)	$18,626	$1,475
Non-cash Real Estate cost of sales	—	—	(5,737)	3,607
Non-cash Real Estate stock-based compensation	130	58	326	220
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(2)	(2)	44	159
Net Real Estate Cash Flow	$(1,088)	$(1,257)	$13,259	$5,461

The following table reconciles Resort net revenue to Resort EBITDA Margin for the year ended July 31, 2025 and fiscal 2026 guidance.

	(In thousands) (Unaudited)	(In thousands) (Unaudited)
	Twelve Months Ended July 31, 2025	Fiscal 2026 Guidance (2)
Resort net revenue (1)	$2,963,912	$3,016,000
Resort Reported EBITDA (1)	$844,136	$870,000
Resort EBITDA margin (1)	28.5%	28.8%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance